As filed with the Securities and Exchange Commission on February 14, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
____________________

VIACOM INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-3515052 (I.R.S. Employer Identification Number)
1515 Broadway, New York, New York 10036
(Address of Principal Executive Offices)

Viacom Inc. 2011 Stock Option Plan for Outside Directors
Viacom Inc. 2011 RSU Plan for Outside Directors
(Full title of the plans)

Michael D. Fricklas, Esq.
Executive Vice President, General Counsel and Secretary
Viacom Inc.
1515 Broadway
New York, New York 10036
(212) 258-6000
(Name, address and telephone number of agent for service)

Copies to:
George Spera, Esq.
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.
Large accelerated filer ☒	Accelerated filer □	Non-accelerated filer □	Smaller reporting company □

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Class B Common Stock, par value $0.001 per share	441,864 58,136	(2) (3)	$44.09 $41.55	(4) (5)	$19,481,783.76 $2,415,550.80	$2,261.84 $280.45
	Total: 500,000					Total: $2,542.29
(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) also covers an indeterminate amount of additional shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”) of Viacom Inc. that may be offered or delivered under the Viacom Inc. 2011 Stock Option Plan for Outside Directors (the “2011 Directors Stock Option Plan”) and the Viacom Inc. 2011 RSU Plan for Outside Directors (the “2011 Directors RSU Plan”) to prevent dilution resulting from any stock dividend, stock split, recapitalization or other similar transaction.  No additional registration fee is included for these shares.

(2)
Represents the aggregate number of shares of Class B Common Stock available for awards under the 2011 Directors Stock Option Plan and the 2011 Directors RSU Plan that may be granted after the filing of this Registration Statement.

(3)
Represents the aggregate number of shares of Class B Common Stock of the Registrant subject to stock options under the 2011 Directors Stock Option Plan and restricted stock units (“RSUs”) under the 2011 Directors RSU Plan awarded prior to the filing of this Registration Statement.

(4)
Estimated pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the amount of the registration fee based upon the average of the high and low prices of the Class B Common Stock of the Registrant reported on the New York Stock Exchange on February 8, 2011.

(5)
Pursuant to Rule 457(h) of the Securities Act, the proposed maximum offering price per share as to the 58,136 shares of Class B Common Stock of the Registrant is based, with respect to stock options awarded under the 2011 Directors Stock Option Plan prior to the filing of this Registration Statement, on the exercise price of such stock options and, with respect to RSUs awarded under the Directors RSU Plan prior to the filing of this Registration Statement, on the closing price of Class B Common Stock on the date of grant.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*
Item 2.	Registrant Information and Employee Plan Annual Information.*

*
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”), are incorporated by reference in this Registration Statement as of their respective dates:

(a)           The Registrant’s Transition Report on Form 10-K for the nine month transition period ended September 30, 2010 (the “Form 10-K”);

(b)           The Registrant’s Current Reports on Form 8-K dated October 8, 2010 and November 9, 2010;

(c)           The Registrant’s Quarterly Report on Form 10-Q dated February 3, 2011; and

(d)           The description of the Class B Common Stock included under the caption “Description of New Viacom Capital Stock” in the Prospectus forming part of the Registrant’s Form S-4, which description has been incorporated by reference in Item 1 of the Company’s Registration Statement on Form 8-A, filed pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on November 23, 2005 (Registration No. 001-32686), as amended by the description of the Class B Common Stock included under the caption “Description of Common Stock” in the Prospectus forming part of the Registrant’s Registration Statement on Form S-3 filed with the Commission on November 6, 2009 (Registration No. 333-162962).

In addition, all documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all of the Class B Common Stock offered hereby has been sold, or which deregisters all Class B Common Stock then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement subsequently incorporated by reference herein modifies or supersedes such statement.

Item 4.                                Description of Securities.

Not applicable.

Item 5.                                Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                Indemnification of Directors and Officers.

The Registrant is incorporated in the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law allows a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The Registrant’s certificate of incorporation contains provisions that eliminate directors’ personal liability in certain circumstances, including the instances described above.

The Registrant’s certificate of incorporation provides that the corporation shall indemnify any person who was or is involved in, or is threatened to be involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer (including trustee) of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against judgments, fines, amounts paid in settlement and expenses (including attorneys’ fees), actually and reasonably incurred by him in connection with such action, suit or proceeding. Notwithstanding the foregoing, except with respect to proceedings to enforce rights to indemnification and advancement of expenses, the Registrant shall indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee, if and only if the Board of Directors of the Registrant authorized the bringing of the action, suit or proceeding (or part thereof) in advance of the commencement of the proceeding.

The Registrant’s certificate of incorporation provides that, to the extent that a director or officer of the Registrant has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by that person in connection therewith. The indemnification and advancement of expenses provided by, or granted pursuant to, the indemnification provisions of the Registrant’s certificate of incorporation shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in that person’s official capacity and as to action in another capacity while holding such office. Without limiting the foregoing, the Registrant is authorized to enter into an agreement with any director or officer of the Registrant providing indemnification for such person against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement that result from any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action by or in the right of the Registrant, that arises by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, to the fullest extent allowed by law, except that no such agreement shall provide for indemnification for any actions that constitute fraud, actual dishonesty or willful misconduct.

The Registrant’s bylaws provide that the Registrant shall indemnify any present or former employee who was or is involved in, or is threatened to be involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an employee of the Registrant, or is or was serving at the request of the Registrant as an employee of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against judgments, fines, amounts paid in settlement and expenses (including attorneys’ fees), actually and reasonably incurred by him in connection with such action, suit or proceeding. Notwithstanding the foregoing, except with respect to proceedings to enforce rights to indemnification and advancement of expenses, the Registrant shall indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee, if and only if the Board of Directors of the Registrant authorized the bringing of the action, suit or proceeding (or part thereof) in advance of the commencement of the proceeding.

The Registrant’s bylaws provide that, to the extent that a present or former employee of the Registrant has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by that person in connection therewith. The indemnification and advancement of expenses provided by, or granted pursuant to, the indemnification provisions of the Registrant’s bylaws shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in that person’s official capacity and as to action in another capacity while holding such office. Without limiting the foregoing, the Registrant is authorized to enter into an agreement with any employee of the Registrant providing indemnification for such person against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement that result from any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action by or in the right of the Registrant, that arises by reason of the fact that such person is or was an employee of the Registrant, or is or was serving at the request of the Registrant as an employee of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, to the fullest extent allowed by law, except that no such agreement shall provide for indemnification for any actions that constitute fraud, actual dishonesty or willful misconduct.

The Registrant may purchase and maintain insurance on behalf of any person who is, or was, a director, officer or employee of the Registrant, or is, or was, serving at the request of the Registrant as a director, officer or employee of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the provisions of the Registrant’s certificate of incorporation.

Item 7.                                Exemption from Registration Claimed.

Not applicable.

Item 8.                                Exhibits.

See attached Exhibit list.

Item 9.                                Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)         to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)        to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 14th day of February, 2011.

VIACOM INC.

By:	/s/ Michael D. Fricklas
	Name:	Michael D. Fricklas
	Title:	Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on the 14th day of February, 2011.

Signature	Title	Date

/s/ Philippe P. Dauman	President and Chief Executive Officer and Director (Principal Executive Officer)	February 14, 2011
Philippe P. Dauman

/s/ Thomas E. Dooley	Senior Executive Vice President and Chief Operating Officer and Director	February 14, 2011
Thomas E. Dooley

/s/ James W. Barge	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	February 14, 2011
James W. Barge

/s/ Katherine Gill-Charest	Senior Vice President, Controller (Principal Accounting Officer)	February 14, 2011
Katherine Gill-Charest

*	Director	February 14, 2011
George S. Abrams

*		Director	February 14, 2011
Alan C. Greenberg

*		Director	February 14, 2011
Robert K. Kraft

*		Director	February 14, 2011
Blythe J. McGarvie

*		Director	February 14, 2011
Charles E. Phillips, Jr.

*		Vice Chair of the Board	February 14, 2011
Shari Redstone

*		Executive Chairman of the Board and Founder	February 14, 2011
Sumner Redstone

*		Director	February 14, 2011
Frederic V. Salerno

*		Director	February 14, 2011
William Schwartz

*By:	/s/ Michael D. Fricklas		February 14, 2011
Michael D. Fricklas Attorney-in-Fact for the Directors

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1
Amended and Restated Certificate of Incorporation of Viacom Inc. effective December 31, 2005 (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K of Viacom Inc. filed March 16, 2006) (File No. 001-32686).

4.2
Amended and Restated Bylaws of Viacom Inc. effective December 8, 2009 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Viacom Inc. filed December 14, 2009) (File No. 001-32686).

4.3	Viacom Inc. 2011 Stock Option Plan for Outside Directors (incorporated by reference to Exhibit B to the Definitive Proxy Statement of Viacom Inc. filed April 16, 2010) (File No. 001-32686).
4.4	Viacom Inc. 2011 RSU Plan for Outside Directors (incorporated by reference to Exhibit C to the Definitive Proxy Statement of Viacom Inc. filed April 16, 2010) (File No. 001-32686).
5.1*	Opinion of Michael D. Fricklas, Executive Vice President, General Counsel and Secretary of Viacom Inc., as to the legality of the securities being registered.
23.1*	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Michael D. Fricklas, Executive Vice President, General Counsel and Secretary of Viacom Inc. (included in Exhibit 5.1).
24.1*	Powers of Attorney.

* Filed herewith.